Exhibit 15.2

Consent of Independent Registered Public Accounting Firms

The Board of Directors

Unilever N.V.

We consent to the incorporation by reference in the registration statements on Form F-3 (No. 333-199023) and Form S-8 (Nos. 333-182599-01 and 333-151802) of Unilever N.V. of our report dated 17 February 2016, with respect to the consolidated balance sheets of the Unilever Group (Unilever N.V. and Unilever PLC, together with their subsidiaries) as at 31 December 2015 and 2014, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated cash flow statements for each of the years in the two-year period ended 31 December 2015, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of 31 December 2015, which report appears in the 31 December 2015 annual report on Form 20-F of Unilever N.V.

KPMG LLP	KPMG Accountants NV
London, United Kingdom	Amsterdam, Netherlands

23 February 2016